Exhibit 4.9

Exclusive Option Agreement

This Exclusive Option Agreement (hereinafter referred to as this “Agreement”) was entered into by and among the following parties on January 21, 2021 in Beijing, China:

Party A:	Pintec (Beijing) Technology Co., Ltd.

Party B:	Wei Wei, ID card No.: ***;
Sun Xin, ID card No.: ***;

Party C:	Pintec Jinke (Beijing) Technology Information Co., Ltd.

In this Agreement, Party A, Party B, and Party C are individually referred to as a “Party”, and collectively referred to as the “Parties”.

Whereas: Party B collectively hold 100% equity interests in Party C;

Now therefore, the Parties hereby agree on the following terms and conditions:

1.	Purchase and Sale of Shares and Assets

1.1	Granting rights

1.1.1

Each of Party B hereby irrevocably grants Party A an irrevocable and exclusive right (“Share Purchase Option”) to purchase, or designate one or more persons (each, a “Designee of Equity”) to purchase, from any one of Party B all or a part of the equity interests held by Party B in Party C at one or multiple times at any time to the extent permitted by the laws of the People’s Republic of China (“China”) according to the exercise steps at the sole discretion of Party A and at the Share Purchase Price set forth in Article 1.3 hereof. Except for Party A and the Designee of Equity, no other person shall be entitled to the Share Purchase Option or other rights related to the equity interests of Party B. Party C hereby agrees to the grant by Party B of the Share Purchase Option to Party A. The term “person” as used herein shall refer to individuals, corporations, joint ventures, partnerships, enterprises, trusts, or non-corporate organizations.

1.1.2

Party C hereby irrevocably grants Party A an irrevocable and exclusive right (“Assets Purchase Option”) to purchase, or designate one or more persons (each, an “Designee of Assets”, together with the Designee of Equity, “Designee”) to purchase, from Party C all or a part of Party C’s assets at one or multiple times at any time to the extent permitted by the laws of China according to the exercise steps at the sole discretion of Party A and at the Assets Purchase Price set forth in Article 1.3 hereof. Except for Party A and the Designee of Assets, no other person shall be entitled to the Assets Purchase Option or other rights related to the assets of Party C. Party B agree to the grant by Party C of the Assets Purchase Option to Party A in accordance with the provisions of this Agreement.

1.2	Steps for Exercise of Share Purchase Option

Subject to the terms and conditions hereof and to the extent permitted by Chinese laws, Party A has the absolute discretion in deciding the specific schedule, method, and number of times for exercising its options.

Subject to the provisions of the laws and regulations of China, Party A may exercise its Share Purchase Option or Assets Purchase Option by giving a written notice to Party B (“Purchase Notice”), specifying: (a) Party A’s decision to exercise the Share Purchase Option or Assets Purchase Option; (b) the portion of shares (“Optioned Shares”) to be purchased by Party A from Party B, or the portion of assets (“Optioned Assets”) to be purchased by Party A from Party C; and (c) the date for purchasing the Optioned Shares or Optioned Assets and/or the date for transfer of the Optioned Shares or Optioned Assets.

Subject to the provisions of the laws and regulations of China, Party A may exercise its Assets Purchase Option by giving a written notice to Party C (“Assets Purchase Notice”), specifying: (a) Party A’s decision to exercise the Assets Purchase Option; (b) the specific assets (“Optioned Assets”) to be purchased by Party A from Party C; and (c) the date for delivery of the Optioned Assets and/or the date for transfer of the Optioned Assets.

When exercising its Share Purchase Option or Assets Purchase Option, Party A may accept by itself the Optioned Shares or Optioned Assets, or designate the Designee to receive the Optioned Shares or Optioned Assets in whole or in part.

1.3	Share Purchase Price and Assets Purchase Price

1.3.1

With respect to the Optioned Shares, unless an appraisal is required by Chinese laws or regulations when Party A exercises the option, the purchase price of the Optioned Shares (“Share Purchase Price”) shall be RMB one Yuan (RMB 1.00); if the minimum price then permitted by Chinese laws is greater than the price above, the purchase price shall be the minimum price permitted by the laws. If Party B receive a transfer price exceeding RMB one Yuan (RMB 1.00) for the Optioned Shares held by Party B, or receive profit distribution, capital bonuses, dividends, or dividend distribution in any form made by Party C, Party B acknowledge that, subject to Chinese laws, Party A is entitled to the portion of interests exceeding RMB one Yuan (RMB 1.00). Party B shall instruct the relevant transferee or Party C to pay such portion of interests to the bank account then designated by Party A.

1.3.2

With respect to the Assets Purchase Option, each time Party A exercises its option, the purchase price of the Optioned Assets (“Assets Purchase Price”) shall be the net book value of the Optioned Assets; provided, however, that if the minimum price then permitted by Chinese laws is greater than the net book value above, the transfer price shall be the minimum price permitted by Chinese laws.

1.4	Transfer of the Optioned Shares and Optioned Assets

Each time Party A exercises the Share Purchase Option or Assets Purchase Option:

1.4.1

Party B and Party C shall cause Party C to promptly convene a shareholders’ meeting and/or board meeting (as applicable), at which a resolution shall be adopted approving Party B to transfer the equity interests to Party A and/or the Designee of Equity or approving Party C to transfer the assets to Party A and/or the Designee of Assets;

1.4.2

Party B or Party C (as applicable) shall execute a Share Transfer Agreement or Assets Transfer Agreement (collectively, “Transfer Agreement”) with respect to each transfer with Party A and/or the Designee (as applicable) in accordance with the provisions of this Agreement and the corresponding Purchase Notice;

1.4.3

The relevant parties shall execute all other necessary contracts, agreements, or documents, obtain all necessary government licenses and permits, and take all necessary actions to transfer the valid ownership of the Optioned Shares or Optioned Assets to Party A and/or the Designee (as applicable) free from any security interests, and cause Party A and/or the Designee to become the registered owner of the Optioned Shares or Optioned Assets (if necessary). For the purpose of this article and this Agreement, “Security Interests” include guarantee, mortgage, pledge, lien, claim, third-party rights or interests, as well as any share option, acquisition right, right of first refusal, set-off right, ownership retention, or other security arrangement, but for clarity, do not include any security interests creating under this Agreement or Party B’ Share Pledge Agreement. The “Party B’ Share Pledge Agreement” as used in this article and this Agreement refers to the Share Pledge Agreement executed among Party A, Party B, and Party C as of the date of this Agreement; under Party B’ Share Pledge Agreement, Party B pledge all the equity interests they held in Party C to Party A, so as to guarantee the obligations of Party B hereunder and guarantee Party C’ performance of its obligations under the Exclusive Business Cooperation Agreement executed by and between Party C and Party A and the obligations under other related agreements.

2.	Undertakings

2.1	Undertakings related to Party C

Party B (as the shareholders of Party C) and Party C hereby undertake that:

2.1.1

Without the prior written consent of Party A, they shall not in any manner supplement, change, or amend the articles of association and bylaws of Party C, increase or decrease its registered capital, or otherwise change its structure of registered capital;

2.1.2	They shall maintain Party C’s corporate existence in accordance with good financial and business standards and practices by prudently and effectively operating its business and handling its affairs;

2.1.3

Without the prior written consent of Party A, they shall not at any time following the date hereof, sell, transfer, mortgage, pledge, or otherwise dispose of any shares, assets, or the legal or beneficial interests in the business or revenues of Party C, or allow the imposition of any security interests thereon;

2.1.4

Without the prior written consent of Party A, they shall not incur, inherit, guarantee, or allow the existence of any debts except for (i) debts incurred during the normal business operation instead of borrowing, and (ii) debts that have been disclosed to Party A and agreed by Party A in writing;

2.1.5

They shall ensure to operate all the businesses of Party C as in normal business operation to maintain the assets values of Party C, and refrain from any act/omission that may affect Party C’s operating conditions and assets values;

2.1.6

Without the prior written consent of Party A, they shall not cause Party C to execute any material agreement except for agreements executed in the normal business operation (for the purpose of this paragraph, an agreement with a value exceeding RMB 100,000 shall be deemed as a material agreement);

2.1.7	Without the prior written consent of Party A, they shall not cause Party C to provide loans, credits, guarantee, or assurance to any person;

2.1.8	At the request of Party A, they shall provide Party A with all the materials with respect to the operating and financial conditions of Party C;

2.1.9

If requested by Party A, they shall purchase and maintain insurance covering Party C’s assets and business from an insurer consented by Party A with the amount and type of coverage matching with the insurance purchased by companies operating similar businesses;

2.1.10

Without the prior written consent of Party A, they shall not cause or allow Party C to combine or merge with any person, to acquire or invest in any person, or to be acquired by or receive investments from any person;

2.1.11	Without the prior written consent of Party A, they shall not liquidate, dissolve, or deregister Party C;

2.1.12	They shall immediately notify Party A of any actual or possible litigation, arbitration, or administrative proceedings related to Party C’s assets, business, or revenues;

2.1.13

They shall execute all necessary or appropriate documents, take all necessary or appropriate actions, and file all necessary or appropriate claims or raise necessary or appropriate defenses against all claims to maintain Party C’s ownership in all the assets of Party C;

2.1.14

Without the prior written consent of Party A, they shall ensure that Party C shall not distribute distributable profits, capital bonuses, or dividends to its shareholders in any manner; provided, however, that once requested by Party A in writing, Party C shall immediately distribute all distributable profits, capital bonuses, or dividends to its shareholders;

2.1.15	At the request of Party A, they shall appoint any person designated by Party A as the director or supervisor of Party C, or other officer appointed and dismissed by Party B;

2.1.16

They shall promptly inform Party A of any conditions that may cause material adverse effects on the existence, business operation, financial conditions, assets, or goodwill of Party C, and shall promptly take all measures acceptable to Party A to eliminate such adverse conditions or to take effective remedy measures with respect thereto; and

2.1.17	At the request of Party A at any time, Party C shall immediately and unconditionally transfer the Optioned Assets to Party A and/or the Designee according to the Assets Purchase Option hereunder.

2.2	Undertakings of Party B

Party B hereby undertake that:

2.2.1

Without the prior written consent of Party A, Party B shall not sell, transfer, mortgage, pledge, or otherwise dispose of any legal or beneficial interests they held in the equity interests in Party C, or allow the encumbrance thereon of any security interest, except for the pledge imposed on the equity interests in accordance with Party B’ Share Pledge Agreement;

2.2.2

Party B shall cause the shareholders’ meeting and/or board of directors of Party C not to, without the prior written consent of Party A, grant its approval for selling, transferring, mortgaging, pledging, or otherwise disposing of any legal or beneficial interests held by Party B in the equity interests in Party C, or allowing the encumbrance thereon of any security interest, except for the pledge imposed on the equity interests in accordance with Party B’ Share Pledge Agreement;

2.2.3

Party B shall cause the shareholders’ meeting or board of directors of Party C not to, without the prior written consent of Party A, grant its approval for combining or merging with any person, for acquiring or investing in any person, or for being acquired by or receiving investments from any person;

2.2.4	Party B shall immediately notify Party A of any actual or possible litigation, arbitration, or administrative proceedings with respect to Party C’s equity interests or assets owned by Party B;

2.2.5

Party B shall cause the shareholders’ meeting or board of directors of Party C to vote for their approval with respect to the transfer of the Optioned Shares or Optioned Assets set forth in this Agreement, and take any and all other acts that may be requested by Party A;

2.2.6

Party B shall execute all necessary or appropriate documents, take all necessary or appropriate actions, and file all necessary or appropriate claims or raise necessary or appropriate defenses against all claims to maintain their ownership in the equity interests of Party C;

2.2.7	At the request of Party A, Party B shall appoint any person designated by Party A as the director of Party C;

2.2.8

At the request of Party A at any time, Party B shall immediately and unconditionally transfer all the equity interests they held in Party C to Party A and/or the Designee of Equity according to the Share Purchase Option hereunder, and Party B hereby waive their right of first refusal (if any) over the transfer of shares made by other shareholders of Party C; and

2.2.9

Party B shall strictly abide by the provisions of this Agreement and other agreements executed by Party B and Party C jointly or severally with Party A, perform the obligations under this Agreement and other agreements, and refrain from any act/omission that may affect the validity and enforceability thereof. If Party B have any residual right over the equity interest under this Agreement, under Party B’ Share Pledge Agreement executed by the Parties hereto, or under the Power of Attorney granted with Party A as the beneficiary, Party B shall not exercise such right unless instructed by Party A in writing.

3.	Representations and Warranties

Party B and Party C hereby jointly and severally represent and warrant to Party A as of the execution date hereof and each date of transfer of the Optioned Shares or Optioned Assets:

3.1

They have the full and independent legal status and legal capacity to execute, deliver, and perform this Agreement, and may sue or be sued as an independent party. Moreover, they have the authority to execute and deliver this Agreement and any Transfer Agreement, and perform their obligations under this Agreement and any Transfer Agreement. Party B and Party C agree to execute the Transfer Agreement consistent with the terms hereof when Party A or the Designee exercises the Share Purchase Option or Assets Purchase Option. This Agreement and the Transfer Agreement to which they are a party constitute or will constitute their lawful, valid, and binding obligations, and shall be enforceable against them in accordance with the provisions thereof;

3.2

The execution and delivery of and the obligations under this Agreement or any Transfer Agreement will not: (i) result in any violation of any applicable laws of China; (ii) conflict with the articles of association, bylaws, or other organizational documents of Party C; (iii) result in violation of any agreement or document to which they are parties or which are binding upon them, or constitute any breach under any agreement or document to which they are parties or which are binding upon them; (iv) result in any violation of any conditions for the granting and/or continuous validity of any license or permit granted to any of them; or (v) result in suspension or revocation of or imposition of additional conditions on any license or permit granted to any of them;

3.3	Party B have good and marketable title to the shares they held in Party C. Party B have not placed any security interests on such shares except for those specified in Party B’ Share Pledge Agreement;

3.4	Party C has good and marketable title to all its assets, and has not placed any security interest on such assets;

3.5	Party C has no outstanding debts except for (i) debts incurred during its normal business operation, and (ii) debts that have been disclosed to Party A and agreed by Party A in writing;

3.6	There are no pending or threatened litigation, arbitration, or administrative proceedings related to the equity interests held in Party C, to Party C’s assets, or to Party C;

3.7

Except for the share pledge registration with the administration for industry and commerce in accordance with the provisions of Party B’ Share Pledge Agreement, the execution and performance of this Agreement and the granting or exercise of the Share Purchase Option or Assets Purchase Option under this Agreement are not subject to the consent, approval, waiver, or authorization of any third party, or the approval, permit, or exempt of any government authority, or the registration or filing formalities with any government authority.

4.	Effective Date

This Agreement shall become effective on the date hereof, and remain effective for a term of 10 years, and may be renewed at Party A’s election. If Party A elects to renew this Agreement, the renewed validity period shall be decided by Party A, and Party B and Party C shall unconditionally accept such renewal and renewed validity period.

5.	Applicable Laws and Dispute Resolution

5.1	Applicable Laws

The execution, effectiveness, construction, performance, modification, and termination of this Agreement, and the resolution of disputes hereunder shall be governed by the laws of China.

5.2	Method of Dispute Resolution

In the event of any dispute arising from the construction and performance of this Agreement, the Parties shall first resolve such dispute through friendly negotiation. If the Parties fail to reach an agreement in resolving such dispute within 30 days after any Party’s request to the other Parties for resolution of the dispute through negotiation, any Party may submit the relevant dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules then in effect. The arbitration shall be conducted in Beijing, and the language to be used in the arbitration shall be Chinese. The arbitration award shall be final and be binding on all Parties.

6.	Taxes and Expenses

Each Party shall, in accordance with the laws of China, pay any and all transfer and registration taxes, expenditures, and expenses incurred by or imposed on such Party with respect to the preparation and execution of this Agreement and the Transfer Agreement and the consummation of the transaction contemplated under this Agreement and the Transfer Agreement.

Notwithstanding any provisions to the contrary, if a tax authority adjusts the tax base on the ground that the Share Purchase Price or Assets Purchase Price is not a reasonable transfer price, the additional taxes shall be borne by Party B (applicable when Party A exercises the Share Purchase Option) or Party C (applicable when Party A exercises the Assets Purchase Option).

7.	Notice

7.1

All notices and other communications required or permitted to be given in accordance with this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by commercial courier service, or by facsimile transmission, to the contact address of a Party. With respect to each notice, one confirmation copy shall be sent via email. The date on which such notice is deemed as being effectively delivered shall be determined as follows:

7.1.1

Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively delivered on the date of receipt or refusal at the designated receiving address.

7.1.2	Notices given by facsimile transmission shall be deemed effectively delivered on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

7.2	Any Party may change its notice receiving address at any time by sending a notice to other Parties as provided in this article.

8.	Confidentiality Obligations

Each Party acknowledges that, any oral or written information exchanged among them with respect to this Agreement shall be confidential information. Each Party shall keep the confidentiality of all such information, and shall not disclose any of the relevant information to any third party prior to the written consent of other Parties, except for the following cases: (a) the public is or will be aware of such information (other than being disclosed to the public by the Party receiving such information); (b) the information is required to be disclosed under applicable laws or the rules or regulations of any securities exchange; or (c) any Party needs to disclose the information to its legal or financial advisors with respect to the transaction contemplated under this Agreement; provided, however, that such legal or financial advisors shall also comply with the confidentiality obligations similar to this Article. The disclosure of any confidential information made by the staff or institution engaged by any Party shall be deemed as the disclosure of such confidential information made by such Party, and such Party shall be held liable for violation of this Agreement. This article shall survive the termination of this Agreement for any reason.

9.	Further Warranties

The Parties agree to: promptly enter into the documents that are reasonably necessary for or favorable to the performance of the provisions and the objective of this Agreement, and take further measures that are reasonably necessary for or favorable to the performance of the provisions and the objective of this Agreement.

10.	Miscellaneous

10.1	Amendment, Modification, and Supplement

Any amendment, modification, and supplement made to this Agreement shall be subject to a written agreement executed by the Parties.

10.2	Entire Agreement

Except for the amendment, supplement, or modification made in writing after the execution of this Agreement, this Agreement shall constitute an entire agreement reached by the Parties hereto with respect to the subject matter hereof, and supersede all prior oral and written negotiation, statement, and agreement reached with respect to the subject matter hereof.

10.3	Headings

The headings in this Agreement are provided for the ease of reference only, and shall not be used to interpret, clarify, or otherwise affect the meanings provided in the provisions hereof.

10.4	Language

This Agreement is made in Chinese in four (4) originals, each original shall have the same legal force.

10.5	Severability

If one or more provisions hereof are held to be invalid, illegal, or unenforceable in any aspect under any laws or regulations, the validity, legality, or enforceability of the remaining provisions hereof shall not be affected or compromised in any aspect. The Parties shall strive in good faith to replace such invalid, illegal, or unenforceable provisions with valid provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal, or unenforceable provisions.

10.6	Assignment

Without the prior written consent of Party A, other Parties shall not assign any rights and/or obligations hereunder to any third party. Party B and Party C agree that, without their consent, Party A has the right to unilaterally assign any of its rights/obligations hereunder to any third party; provided, however, that other Parties shall be notified in writing.

10.7	Successor

This Agreement shall be binding on and inure to the interest of the respective successors of the Parties and the permitted assignees of such Parties.

10.8	Survival

10.8.1

Any obligations that occur or that are due as a result of this Agreement prior to the expiration or early termination of this Agreement shall survive the expiration or early termination of this Agreement.

10.8.2	The provisions of Article 5, Article 7, Article 8, and this Article 10 shall survive the termination of this Agreement.

10.9	Waiver

Any Party may waive the terms and conditions hereof; provided, however, that such waiver shall be made in writing and be signed by the Parties. No waiver made under certain circumstances by any Party with respect to the breach of other Parties shall be deemed as a waiver of such Party with respect to similar breaches under other circumstances.

- Signature pages below -

This page is the signature page to the Exclusive Option Agreement.

Party A:

Pintec (Beijing) Technology Co., Ltd. (Stamp)

/s/ Pintec (Beijing) Technology Co., Ltd.

Legal representative:	/s/ Xin Sun

There is no text on this page, which is the signature page of the Exclusive Option Agreement.

Party B:

Wei Wei

Signature:	/s/ Wei Wei

Sun Xin

Signature:	/s/ Sun Xin

This page is the signature page to the Exclusive Option Agreement.

Party C:

Pintec Jinke (Beijing) Technology Information Co., Ltd. (Stamp)

/s/ Pintec Jinke (Beijing) Technology Information Co., Ltd.

Legal representative:	/s/ Shixin Wei